EXHIBIT 5.2

October 10, 2023

ShiftPixy, Inc.

13450 W. Sunrise Blvd., Suite 650

Sunrise, FL 33323

Re: Registered Direct Offering Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ShiftPixy, Inc., a Wyoming corporation (the “Company”), in connection with the Securities Purchase Agreement dated October 5, 2023 (the “Purchase Agreement”), by and between the Company and the purchaser signatory thereto (the “Purchaser”), relating to the issuance and sale by the Company to the Purchaser of 1,350,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 915,000 shares of Common Stock (the “Pre-Funded Warrant Shares”). We refer to the Shares, Pre-Funded Warrants, and Pre-Funded Warrant Shares herein as the “Securities.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Articles of Incorporation of the Company, as amended;

2.	The Bylaws of the Company, as amended;

3.	The Purchase Agreement;

4.	The form of Pre-Funded Warrant;

5.

The Registration Statement on Form S-3 (File No. 333-269477) filed by the Company with the Securities and exchange Commission (the “Commission”) on January 31, 2023, in the form of which it became effective on February 13, 2023 (the “Registration Statement”) pursuant to the Securities Act;

6.

The prospectus supplement dated October 5, 2023, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated February 13, 2023; and

7.	The written consent of the Board of Directors approving the Purchase Agreement and the transactions contemplated thereby.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

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Our opinion is limited to the laws of the State of New York and have assumed for purposes of this opinion that the laws of the state of Wyoming are the same as New York. We do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

Based upon and subject to the foregoing, we are of the opinion that the Pre-Funded Warrants when issued and sold by the Company in the manner contemplated in the Prospectus Supplement, against payment therefor, and assuming the due authorization, execution and delivery of such Pre-Funded Warrants, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

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